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                                                                     Exhibit 99


July 24, 1996


For Immediate Release


                    PROTECTIVE ANNOUNCES RECORD 2Q96 EARNINGS


Protective Life Corporation (NYSE:PL) announced second quarter results today. The Company's operating income, which excludes realized investment gains and losses and related amortization, was a record $.76 per share in the 1996 second quarter, a 13% increase over the $.67 per share last year. Consolidated net income for the second quarter of 1996 was $23.3 million or $.78 per share, compared to $17.9 million or $.62 per share reported for the 1995 second quarter.

The Company's operating income was $1.49 per share in the first six months of 1996, a 15% increase over the $1.30 per share reported for the first six months of 1995. Consolidated net income in the first six months of 1996 was $44.4 million or $1.51 per share, compared to $36.9 million or $1.31 per share last year.

At June 30, 1996, the Company's assets were $7.8 billion. Stockholders' equity per share was $18.68 (excluding $.83 per share of unrealized investment losses resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending June 30, 1996 was 17.7%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)